FORM 4                                               OMB APPROVAL
                                               OMB Number3235-0287
                                               Expires:       April 30, 1997
                                               Estimated average burden
                                               hours per response .......0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940



   Check this box if no longer subject to Section 16

1. Name and Address of       2.  Issuer Name and Ticker or Trading     6. Relationship of Reporting
Reporting Person*              Symbol                                    Person to Issuer
                               Classified OnLine.Com (CLOL)              (Check all applicable)
Oldfield Richard  J.
(Last)   (First)  (Middle).                                             X  Director          X    10%
                                                                       Owner
3104 Overbrook Dr.
(Street)                                                                X  Officer (give      Other
                                                                       (Specify
Port St. Lucie,  FL                                                            title             below)
34952                                                                          below)
(City)   (State)  (Zip)
                                                                               President

                             3. I.R.S.          4.  Statement for
                               Identification   Month/Year
                               Number of        December, 1999
                               Reporting
                               Person, if an
                               entity
                               (Voluntary)
                                                5.  If Amendment,
                                                  Date of Original
                                                  (Month/Year)
                                        Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security         2.      3.          4.  Securities Acquired   5.  Amount  6.        7.  Nature
(Instr. 3)                     Tran  Tranactio   (A)                       of        Ownersh of Indirect
                               s-    n Code      or Disposed of (D)        Securiti  ip      Beneficial
                               acti  (Instr.     (Instr. 3,4, and 5)       es        Form:   Ownership
                               on    8)                                    Benefici  Direct  (Instr. 4)
                               Date                                        ally      (D) or
                               (Mon                                        Owned at  Indirec
                               th/D                                        End of    t (I)
                               ay/                                         Month     (Instr.
                               Year                                        (Instr.   4)
                               )                                           3 and 4)
                                      Code    V     Amount     (A)    Price
                                                          or
                                                          (D)
Common                        12/1/9  S             10,000     A      $0.75   4,682,624
                               9
Common                        12/14/  S             10,000     A      $0.81   4,672,624
                               99













Reminder: Report on a separate line for each class of securities beneficially owned directly or
indirectly                                                                                     (over)
(Print or Type Responses)                                                             SEC 1473 (8-92)
FORM 4 (continued)      Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                            (e.g. puts, calls, warrants, options, convertible securities)
1.  Title of      2.     3.      4.         5.  Number  6.  Date     7.  Title and  8.    9.Nu  10.O  11.
Derivative       Conver-Trans-   Transact  of        Exercisable    Amount of    Pric  m-    wner- Natur
Security         sion   action   ion Code  Derivativ and            Underlying   e of  ber   ship  e of
(Instr. 3)       or     Date     (Instr.   e         Expiration     Securities   Deri  of    Form  Indir
                 Exerci (Month   8)        Securitie Date           (Instr. 3    v-    Deri  of    ect
                 se     / Day/             s         (Month/Day/    and 4)       ativ  v-    Deri  Benef
                 Price  Year)              Acquired  Year)                       e     ativ  v-    icial
                 of                        (A) or                                Secu  e     ativ  Owner
                 Deriva                    Disposed                              rity  Secu  e     ship
                 tive                      of (D)                                (Ins  riti  Seur  (Inst
                 Securi                    (Instr.                               tr.   es    ity:  r. 4)
                 ty                        3,4, and                              5)    Bene- Dire
                                           5)                                          fici  ct
                                                                                       ally  (D)
                                                                                       Owne  or
                                                                                       d at  Indi
                                                                                       End   rect
                                                                                       of    (I)
                                                                                       Mont  (Ins
                                                                                       h     tr.
                                                                                       (Ins  4)
                                                                                       tr.
                                                                                       4)
                                                        Date   Expi  Title    Amou
                                                     Exer-  ra-            nt
                                                     cisab  tion           of
                                                     le     Date           Numb
                                                                           er
                                                                           of
                                                                           Shar
                                                                           es
                                 Code V       (A)    (D)























Explanation of Responses:






**Intentional misstatements or omissions of facts constitute Federal Criminal
 Violations.
 See 18 U.S.V. 1001 and 15 U.S.C. 78ff(a).
  **Signature of Reporting Person              Date
/s/ Rick Oldfield                               12-15-99


Note: File three copies of this Form, one of which must be manually signed. If
   space provided is insufficient                                     Page 2
   See Instruction 6 for procedure.                            SEC 1473 (8-92)